

Hernan Bas (b. 1978)

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After reviewing 30 others, this is the first painting by the artist to be offered on the Masterworks platform. Fresh to market - Masterworks privately acquired the Painting from the original collector who purchased it from Fredric Snitzer Gallery in 2013.

INVESTMENT THESIS

Initial Offering Price
$921,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
$0.5m
$0.0m
13
15
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23

Price Appreciation of Similar Works
24.5%

Sharpe Ratio (2010-2022) watch video

Hernan Bas	Speculative
All Art	0.55
S&P 500	0.56

38% Progress

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Hernan Bas

(b. 1978)

Why we like this painting

- Hernan Bas delves into themes of desire, adventure, and adolescence through a daring and expressive approach that encompasses multiple media.
- As of April 13, 2023 Bas' top three price records at auction have been set in the last year.
- Our acquisitions team has reviewed almost 30 examples of work by Bas from around the world, some of which are priced in excess of $1 million. Of these 30 works, this is the first artwork by the artist selected to be offered on the Masterworks platform.
- The Painting is a characteristic example of Hernan Bas' large-scale landscapes, which are typically executed in vivid color palettes using the artist's signature stylized formality, and often featuring solitary male figures.
- The Painting was first shown at Fredric Snitzer Gallery, Miami in 2013 in the solo exhibition entitled Boy in Peril?.
- As of April 13, 2023, examples similar in period, scale, and composition to the Painting have sold in excess of of $1,000,000 during the previous year and include: *The hillsides must not know it* (2011), which sold for $1,051,610, in March 2023 and *The Overly Prepared Boy (or The Approaching Glacier)* (2010), which sold for $1,249,705 in May 2022.
- Examples of Hernan Bas' works similar to the Painting are included in the collections of several important public institutions including the Brooklyn Museum; the Institute of Contemporary Art, Miami; and the Whitney Museum of American Art, New York, among others.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Hernan Bas (b. 1978, Miami, FL) is an American figurative, expressionist artist whose practice spans paintings, videos, installations, and works on paper which primarily depict androgynous adolescent men. Captured at various thresholds – between youth and adulthood, innocence and experience – and situated within a shifting terrain of interior and exterior spaces, the figures in Hernan Bas' paintings are charged with potential.

Painting







Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$853,951	6	$352,800



Average Prices
142.3K
106.7K
71.2K
35.6K
10
11
12
13
14
15
16
17
18
19
20
21



Turnover by Year
1.2M
887.2K
591.4K
295.7K
10
11
12
13
14
15
16
17
18
19
20
21



Lots Auctioned
Sold
Unsold
18
13.5
9
4.5
10
11
12
13
14
15
16
17
18
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Initial Offering Price **$921,000**

Offering Circular sec.gov/edgar

INVEST NOW

HERNAN
BAS

b. 1978, UNITED STATES



Oil on canvas | 60 × 72 in. (152 × 183 cm.)

Hernan Bas is an American figurative, expressionist artist whose practice spans paintings, videos, installations, and works on paper which primarily depict solitary figures.

$921,000
INITIAL OFFERING

24.5%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

18.0%
ANNUAL GROWTH OF RECORD PRICE[2]

11.3%
MEDIAN REPEAT SALE PAIR APPRECIATION[3]

The Painting is a characteristic example of Hernan Bas' large-scale landscapes, which are typically executed in vivid color palettes using the artist's signature stylized formality, and often featuring solitary figures. Executed in 2013, the Painting depicts a deciduous landscape illuminated in the crepuscular hours, framing a central figure reading in repose beside a fountain, his shoe dipping into the pool of water, perhaps drifting in and out of slumber. In addition to rendering the Painting's composition in his energetic yet narratively enigmatic style, Bas' inclusion of the solitary male figure - with his emotional state left intentionally ambiguous - positions the work both in the tradition of classical painting, while updated with a decidedly contemporary bent. The Painting was first shown at Fredric Snitzer Gallery, Miami in 2013 in the solo exhibition entitled Boy in Peril?. As of April 4, 2023, recent landscape works including solitary figures and executed after 2008, which are of similar subject and period to the Painting have sold at auction during the previous year in excess of $1 million and include: "The hillsides must not know it" (2011), which is larger than the painting and sold for HKD 8,255,000 ($1,051,61) at Phillips, Hong Kong, on March 30, 2023, and "The Overly Prepped Boy (or The Approaching Glacier)" (2010), which sold for HKD 9,810,000 ($1,249,705) at Christie's, Hong Kong, on May 26, 2022. Examples of Hernan Bas' works similar to the Painting are included in the collections of several important public institutions including the Brooklyn Museum; the Institute of Contemporary Art, Miami; and the Whitney Museum of American Art, New York, among others. Additionally, numerous examples of Hernan Bas' work can be found in the collection of the Rubell Museum, located in Miami and Washington, D.C. The Painting's subject, execution, and scale make it a commercial and desirable work by Hernan Bas.

AS OF APRIL 13, 2023, HIS TOP AUCTION PRICES ARE LED BY *THE DAWN OF MODERNITY* (2016), WHICH SOLD FOR $2,686,530 AT HOLLY INTERNATIONAL, HONG KONG, ON NOVEMBER 27, 2022, *THE BATS AND THE BARN BRIDGE* (2008), WHICH SOLD FOR $1,441,058 AT CHRISTIE'S, HONG KONG ON NOVEMBER 30, 2022, AND *THE OVERLY PREPPED BOY (OR THE APPROACHING GLACIER)* (2010), WHICH SOLD FOR $1,249,705 AT CHRISTIE'S, HONG KONG, ON MAY 26, 2022.

As of April 13, 2023, auction prices for Hernan Bas' works have experienced tremendous growth, especially since 2019. In 2019, paintings by Bas realized an average price of $48,771, excluding Buyer's Premium. In 2022, the average price for paintings by Bas have grown to $367,731, a more than seven fold increase over the four year period. An ArtTactic report listed the artist as "On-the-Rise" in the February 2022 publication shortly before an impressive auction season in which annual auction turnover for the artist eclipsed $7 million in 2022, more than doubling the artist's previous annual auction turnover record achieved in 2021. As of April 13, 2023, his top auction prices are led by *The Dawn Of Modernity* (2016), which sold for $2,686,530 at Holly International, Hong Kong, on November 27, 2022, *The Bats and the Barn Bridge* (2008), which sold for $1,441,058 at Christie's, Hong Kong on November 30, 2022, and *The Overly Prepped Boy (or The Approaching Glacier)* (2010), which sold for $1,249,705 at Christie's, Hong Kong, on May 26, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[4,5]


$1.4M
$1.1M
$0.7M
$0.4M
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023

Hernan Bas (b. 1978, Miami, FL) is an American figurative, expressionist artist whose practice spans paintings, videos, installations, and works on paper which primarily depict androgynous adolescent men. He graduated in 1996 from the New World School of Arts in Miami and went on to attend Cooper Union in New York for only one semester. Bas' art training began during his early education at an art-focused magnet school in Miami which offered Bas an early foray into painting and the arts. In 2001, Bas had his first solo exhibition at Fredric Snitzer Gallery called "Hernan's Merit & the Nouveau Sissies". In 2004, the artist had his first exhibition with Victoria Miro gallery in London and was one of the youngest artists to participate in the renowned Whitney Biennial. Since this time, his work has been the subject of countless solo and group shows, primarily at the international locations of Victoria Miro, Lehmann Maupin, and Perrotin Gallery. Bas' most recent exhibition, "The Conceptualists", was on view at Victoria Miro from November 18, 2022 to January 21, 2023 in London. Bas' work is included in several important collections, including the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the San Francisco Museum of Modern Art in San Francisco, the Saatchi Collection in London, and the Whitney Museum of American Art in New York, among others.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Hernan Bas have a record price compound annual growth rate ("CAGR") of 18.0% from May 11, 2006 to December 31, 2022. This calculation is based on (i) a record price of $75,000 on May 11, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,173,333 the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Hernan Bas is 11.3%, which is based on 5 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Hernan Bas was February 12, 2010 and ending on the last date a repeat sale occurred for such artist, which in the case of Hernan Bas was December 1, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

4. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

5. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Hernan Bas with the following criteria: paintings on canvas, executed 2009 to present, that measure 36 inches by 36 inches or greater, excluding works on paper, vellum and mylar. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 24.5% CAGR implied from selected sales occurring from September 21, 2012 to March 30, 2023.

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